Exhibit 99.1

Old Point Releases Third Quarter 2024 Results

Hampton, VA, October 24, 2024 (PRNewswire) – Old Point Financial Corporation (the “Company” or “Old Point”) (NASDAQ "OPOF") reported net income of $2.4 million with diluted earnings per common share of $0.47 for the third quarter of 2024 compared to net income of $2.5 million with diluted earnings per common share of $0.50 for the second quarter of 2024, and net income of $1.4 million with diluted earnings per common share of $0.27 for the third quarter of 2023. Net income for the nine months ended September 30, 2024 was $6.6 million with diluted earnings per common share of $1.31, and for the nine months ended September 30, 2023, net income was $6.2 million with diluted earnings per common share of $1.24.

Robert Shuford, Jr., Chairman, President and CEO of the Company and Old Point National Bank (the “Bank”) commented, “Old Point delivered strong financial performance in the third quarter of 2024. We believe our commitment to prioritizing capital, asset quality, liquidity, and expense discipline continues to provide strong results for our shareholders. We saw meaningful growth in our deposit base and net interest income during the quarter. We view our balance sheet as well positioned to manage through these uncertain economic times while still allowing us to capitalize on growth opportunities across our footprint.

Expenses incurred related to our cost saving initiatives were finalized in the third quarter. Through the third quarter, we incurred $997 thousand of one-time costs in an effort to reduce noninterest expenses. While these one-time costs have impacted our bottom-line in 2024, we continue to believe that these initiatives will reduce noninterest expense by approximately $5.0 million on an annualized pre-tax basis (excluding one-time costs) going forward. We feel we are well positioned for the remainder of the year and look forward to capitalizing on new opportunities and providing long-term value to our shareholders.”

Key highlights of the third quarter are as follows:

•
Total assets were $1.5 billion at September 30, 2024, increasing $31.6 million or 2.2% from December 31, 2023. Net loans held for investment were $1.0 billion at September 30, 2024, decreasing $54.0 million, or 5.1%, from December 31, 2023.

•	Total deposits increased $52.4 million, or 4.3%, from December 31, 2023.

•
Return on average equity (ROE) was 8.39% for the third quarter of 2024, compared to 9.43% for the second quarter of 2024, and 5.25% for the third quarter of 2023. Return on average assets (ROA) was 0.64% for the third quarter of 2024, compared to 0.71% for the second quarter of 2024, and 0.37% for the third quarter of 2023.

•	Book value per share and tangible book value per share (non-GAAP) at September 30, 2024 increased 4.96% and 5.05%, from June 30, 2024 and 15.10% and 15.45%, respectively from September 30, 2023.

•
Net income decreased $147 thousand, or 5.8%, to $2.4 million for the third quarter of 2024 from $2.5 million for the second quarter of 2024 and improved $1.0 million, or 74.9% from $1.4 million for the third quarter of 2023.

•
Net interest margin (NIM) was 3.56% for the third quarter of 2024 compared to 3.62% for the second quarter of 2024 and 3.33% for the third quarter of 2023. NIM on a fully tax-equivalent basis (FTE) (non-GAAP) was 3.57% for the third quarter of 2024 compared to 3.63% for the second quarter of 2024 and 3.35% for the third quarter of 2023.

•
Net interest income increased $194 thousand, or 1.6%, to $12.3 million for the third quarter of 2024 from $12.1 million for the second quarter of 2024 and increased $884 thousand, or 7.7%, compared to the third quarter of 2023.

•	Provision for credit losses of $282 thousand was recognized for the third quarter of 2024, compared to $261 thousand for the second quarter of 2024 and $505 thousand for the third quarter of 2023.

•
Non-performing assets increased by $736 thousand to $2.7 million or 0.18% of total assets at September 30, 2024 from $2.0 million or 0.14% of total assets at June 30, 2024 and decreased $20 thousand from $2.7 million or 0.19% of total assets at September 30, 2023.

•
Liquidity as of September 30, 2024, defined as cash and cash equivalents, unpledged securities, and available secured borrowing capacity, totaled $497.7 million, representing 33.7% of total assets compared to $342.5 million, representing 23.7% of total assets as of December 31, 2023.

For more information about financial measures that are not calculated in accordance with GAAP, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures” below.

Balance Sheet and Asset Quality
Total assets of $1.5 billion as of September 30, 2024 increased $31.6 million from December 31, 2023. Net loans held for investment decreased $54.0 million, or 5.1% from December 31, 2023 to $1.0 billion at September 30, 2024, driven by the following: decreases in consumer loans of $31.4 million, construction loans of $16.8 million, commercial loans of $12.2 million, and commercial real estate loans of $3.5 million, partially offset by increases in residential real estate loans of $8.8 million. Securities available-for-sale, at fair value, decreased $8.4 million from December 31, 2023 to $193.8 million at September 30, 2024.

Total deposits of $1.3 billion as of September 30, 2024 increased $52.4 million, or 4.3%, from December 31, 2023. Noninterest-bearing deposits increased $21.1 million, or 6.4%, savings deposits increased $10.2 million, or 1.5%, and time deposits increased $21.1 million, or 8.7%. The increased deposit balances are primarily driven by increases from large commercial customers. Overnight repurchase agreements, Federal Home Loan Bank advances, and subordinated notes decreased $30.0 million to $71.5 million at September 30, 2024 from $101.5 million at December 31, 2023, as the Company used excess liquidity to pay down high-cost borrowed funds.

The Company’s total stockholders’ equity at September 30, 2024 increased $8.7 million, or 8.1%, from December 31, 2023 to $115.5 million. The increase was primarily driven by net income and lower unrealized losses in the market value of securities available-for-sale, which are recorded as a component of accumulated other comprehensive loss, partially offset by cash dividend payments. The unrealized loss in market value of securities available-for-sale was a result of increases in market interest rates since the securities were acquired, rather than credit quality issues.  The Company does not expect these unrealized losses to affect the earnings or regulatory capital of the Company or its subsidiaries. The Bank remains well capitalized with a Tier 1 Capital ratio of 12.76% at September 30, 2024 as compared to 11.45% at December 31, 2023. The Bank’s leverage ratio was 9.99% at September 30, 2024 as compared to 9.46% at December 31, 2023.

Non-performing assets (NPAs) totaled $2.7 million as of September 30, 2024 compared to $2.0 million at June 30, 2024, and $2.7 million as of September 30, 2023. NPAs as a percentage of total assets were 0.18% at September 30, 2024, compared to 0.14% at June 30, 2024, and 0.19% at September 30, 2023. Non-accrual loans were $85 thousand at September 30, 2024, an increase from $44 thousand at June 30, 2024, and a decrease from $1.9 million at September 30, 2023. The decrease in non-accrual loans from the prior year comparative quarter was related to the resolution of three relationships. Loans past due 90 days or more and still accruing interest increased $465 thousand to $909 thousand at September 30, 2024 from $444 thousand at June 30, 2024 and increased $112 thousand from $797 thousand at September 30, 2023. Repossessed assets were $1.7 million at September 30, 2024 compared to $1.5 million at June 30, 2024 and none at September 30, 2023. The increase in repossessed assets from the prior periods was driven by the resolution of certain loans that were previously past due.

The Company recognized a provision for credit losses of $282 thousand during the third quarter of 2024 compared to $261 thousand during the second quarter of 2024 and $505 thousand during the third quarter of 2023. The provision for credit losses for the third quarter of 2024 included a provision of $342 thousand for loans and a $60 thousand recovery for unfunded commitments. The allowance for credit losses (ACL) at September 30, 2024 was $11.9 million including an ACL on loans of $11.7 million and the allowance for unfunded commitments of $248 thousand. The decrease in the ACL on loans during the third quarter of 2024 compared to the second quarter of 2024 and third quarter of 2023 was due primarily to reduction in the size of the portfolio. The ACL on loans as a percentage of loans held for investment was 1.14% at September 30, 2024 compared to 1.12% at June 30, 2024, and 1.09% at September 30, 2023. Quarterly annualized net charge-offs as a percentage of average loans outstanding were 0.18% for the third quarter of 2024, compared to 0.12% for the second quarter of 2024 and 0.09% for the third quarter of 2023. As of September 30, 2024, asset quality remains strong.  Management believes the level of the ACL is sufficient to absorb expected losses in the loan portfolio; however, if elevated levels of risk are identified, the provision for credit losses may increase in future periods.

Net Interest Income
Net interest income for the third quarter of 2024 was $12.3 million, an increase of $194 thousand, or 1.6%, from the prior quarter and $884 thousand, or 7.7%, from the third quarter of 2023. The increase from the linked quarter was due to higher average earning asset balances partially offset by lower average yields and higher average interest-bearing liabilities at higher average rates. The increase from the prior-year comparative quarter was due primarily to higher average earning asset balances at higher average yields partially offset by higher average rates on interest-bearing liabilities. For the nine months ended September 30, 2024 and 2023, net interest income was $36.0 million and $36.3 million, respectively. The decrease from the prior-year comparative period was due to higher average-interest bearing liabilities at higher average rates, partially offset by higher average earning assets at higher average earning yields.

Net Interest Margin (NIM) for the third quarter of 2024 was 3.56%, a decrease from 3.62% for the second quarter of 2024, and an increase from 3.33% for the prior year quarter. On a fully tax-equivalent basis (FTE) (non-GAAP), NIM was 3.57%, for the third quarter of 2024, compared to 3.63% for the second quarter of 2024 and 3.35% for the third quarter of 2023.  Average earning asset balances increased $12.1 million at September 30, 2024 compared to September 30, 2023 with yields on average earning assets increasing 34 basis points due to deployment of liquidity into higher earning assets and the effects of the rising interest rate environment.  Average interest-bearing liabilities decreased $8.8 million for the quarter ended September 30, 2024 compared to the quarter ended September 30, 2023 with costs increasing 21 basis points.  The higher interest cost of liabilities was primarily due to higher interest rates on money market and time deposits, partially offset by decreases in short term average FHLB advances during the period. During the first nine months of 2024, average earning assets and average interest-bearing liabilities increased $27.4 million and $45.1 million, over the 2023 comparative period, respectively.

Average loans decreased $49.0 million, or 4.5%, for the third quarter compared to the same period of 2023.  Average yields on loans and investment securities were 41 basis points and 7 basis points higher in the third quarter of 2024 due primarily to the effects of rising interest rates. The extent to which changing interest rates will ultimately affect the Company’s NIM is uncertain. For more information about these FTE financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Noninterest Income
Total noninterest income was $3.5 million for the third quarter of 2024 compared to $3.5 million for the second quarter of 2024 and $3.5 million for the comparative quarter of 2023. The $1 thousand increase during the third quarter of 2024 compared to the linked quarter was primarily driven by increases in service charges on deposit accounts and smaller losses on sales of repossessed assets, partially offset by a decrease in other service charges, commissions and fees. The $10 thousand decrease compared to the third quarter of 2023 was primarily driven by decreases in mortgage banking income, partially offset by increases in fiduciary and asset management fees. Noninterest income for the nine months ended September 30, 2024 decreased $215 thousand to $10.2 million compared to the nine months ended September 30, 2023 primarily driven by decreases in mortgage banking income and no gain on sales of fixed assets, partially offset by increases in fiduciary and asset management fees and service charges on deposit accounts. The decrease in mortgage banking income in the third quarter and first nine months of 2024 compared to the same periods in 2023 was due to declines in the volume of mortgage originations attributable to the Company’s strategic shift in mortgage lending and changes in mortgage market conditions impacting the industry as a whole.

Noninterest Expense
Noninterest expense totaled $12.4 million for the third quarter of 2024 compared to $12.3 million for the second quarter of 2024 and $12.9 million for the third quarter of 2023. The increase in expenses from the linked quarter of $70 thousand was primarily related to increases in professional services, partially offset by decreases in occupancy and equipment and other operating expenses. The third quarter included the settlement of two outstanding legal matters for $240 thousand. Occupancy and equipment expenses decreased over the comparative period driven by the second quarter impairment of the right-of-use asset for the closure of the Crown Center branch. The decrease in expenses over the prior year quarter was primarily driven by decreases in salaries and employee benefit expense and other operating expenses, partially offset by increases in professional services. The decrease in salaries and employee benefits in the third quarter of 2024 compared to the third quarter of 2023 was primarily driven by lower average headcount due to the cost saving initiatives. The noninterest expense reduction initiatives reduced the employee headcount late in the first quarter of 2024 and into the third quarter by approximately 12%. For the nine months ended September 30, 2024, noninterest expense decreased $775 thousand, or 2.0% over the nine months ended September 30, 2023, primarily due to decreases in salary and employee benefits as discussed above.

Capital Management and Dividends
For the third quarter of 2024, the Company declared a dividend of $0.14 per share, consistent with the third quarter of 2023. The dividend represents a payout ratio of 29.8% of earnings per share for the third quarter of 2024. The Board of Directors of the Company continually reviews the amount of cash dividends per share and the resulting dividend payout ratio in light of changes in economic conditions, current and future capital requirements, and expected future earnings.

Total consolidated equity increased $8.7 million at September 30, 2024, compared to December 31, 2023, due primarily to net income and lower unrealized losses in the market value of securities available-for-sale, which are recognized as a component of accumulated other comprehensive loss, partially offset by cash dividend payments. The Company’s securities available-for-sale are fixed income debt securities, and their unrealized loss position is a result of increases in market interest rates since the investments were acquired rather than credit quality issues. The Company expects to recover its investments in debt securities through scheduled payments of principal and interest and unrealized losses are not expected to affect the earnings or regulatory capital of the Company or its subsidiaries.

At September 30, 2024, the book value per share of the Company’s common stock was $22.74, and tangible book value per share (non-GAAP) was $22.38. For more information about non-GAAP financial measures, please see “Non-GAAP Financial Measures” and “Reconciliation of Certain Non-GAAP Financial Measures,” below.

Non-GAAP Financial Measures
In reporting the results as of and for the three and nine months ended September 30, 2024, the Company has provided supplemental financial measures on a fully tax-equivalent, tangible, or adjusted basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations and enhance comparability of results of operations with prior periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance.  A reconciliation of the non-GAAP financial measures used by the Company to evaluate and measure the Company’s performance to the most directly comparable GAAP financial measures is presented below.

Safe Harbor Statement Regarding Forward-Looking Statements
Statements in this press release, including without limitation, statements made in Mr. Shuford’s quotation , which use language such as "believes," "expects," "plans," "may," "will," "should," "projects," "contemplates," "anticipates," "forecasts," "intends" and similar expressions, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current beliefs of Old Point's management, as well as estimates and assumptions made by, and information currently available to, management, as of the time such statements are made. These statements are also subject to assumptions with respect to future business strategies and decisions that are subject to change. These statements are inherently uncertain, and there can be no assurance that the underlying beliefs, estimates, or assumptions will prove to be accurate. Actual results, performance, achievements, or trends could differ materially from historical results or those expressed or implied by such statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements in this release may include, without limitation, statements regarding: strategic business initiatives and the future financial impact of those initiatives; expected future operations and financial performance; efficiency and expense reduction initiatives, including the estimated effects and estimated future cost savings thereof, and the estimated timing of recognizing the benefits of such initiatives; future financial and economic conditions, industry conditions, and loan demand; Old Point’s strategic focuses; impacts of economic uncertainties; performance of the loan and securities portfolios; asset quality, revenue generation; deposit growth and future levels of rates paid on deposits; levels and sources of liquidity and capital resources; future levels of the allowance for credit losses, charge-offs or net recoveries; levels of or changes in interest rates and potential impacts on Old Point’s NIM; changes in NIM and items affecting NIM; expected future recovery of investments in debt securities; expected impact of unrealized losses on earnings and regulatory capital of Old Point or the Bank; liquidity and capital levels; cybersecurity risks; inflation; the effect of future market and industry trends; and other statements that include projections, predictions, expectations, or beliefs about future events or results, or otherwise are not statements of historical fact.

These forward-looking statements are subject to significant risks and uncertainties due to factors that could have a material adverse effect on the operations and future prospects of Old Point including, but not limited to, changes in or the effects of: interest rates and yields, such as changes or volatility in short-term interest rates or yields on U.S. Treasury bonds and changes or volatility in U.S. Treasury bonds and changes or volatility in mortgage interest rates, and the impacts on macroeconomic conditions, customer and client behavior, Old Point’s funding costs and Old Point’s loan and securities portfolios; inflation and its impacts on economic growth and customer and client behavior; adverse developments in the financial services industry, such as the bank failures in 2023, responsive measures to mitigate and manage such developments, related supervisory and regulatory actions and costs, and related impacts on customer and client behavior; the sufficiency of liquidity and regulatory capital; general economic and business conditions in the United States generally and particularly in the Company’s service area, including higher inflation, slowdowns in economic growth, unemployment levels, supply chain disruptions, and the impacts on customer and client behavior; conditions within the financial markets and in the banking industry, as well as the financial condition and capital adequacy of other participants in the banking industry, and the market, supervisory and regulatory reactions thereto; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve, the effect of these policies on interest rates and business in our markets and any changes associated with the current administration; the quality or composition of the loan or securities portfolios and changes therein; effectiveness of expense control initiatives; an insufficient ACL or volatility in the ACL resulting from the CECL methodology, either alone or as may be affected by inflation, changing interest rates or other factors; the Company’s liquidity and capital positions; the value of securities held in the Company’s investment portfolios; deposit flows; the Company’s technology, efficiency, and other strategic initiatives; the legislative/regulatory climate, regulatory initiatives with respect to financial institutions, products and services; the Consumer Financial Protection Bureau (the “CFPB”) and the regulatory and enforcement activities of the CFPB; future levels of government defense spending, particularly in the Company’s service areas; uncertainty over future federal spending or budget priorities, particularly in connection with the Department of Defense, on the Company’s service areas; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the U.S. Government’s guarantee of repayment of student or small business loans purchased by the Company; potential claims, damages and fines related to litigation or government actions; demand for loan products and the impact of changes in demand on loan growth; changes in the volume and mix of interest-earning assets and interest-bearing liabilities; the effects of management's investment strategy and strategy to manage the NIM; the level of net charge-offs on loans; the performance of the Company’s dealer/indirect lending program; the strength of the Company’s counterparties; the Company’s ability to compete in the market for financial services and increased competition from both banks and non-banks, including fintech companies; demand for financial services in Old Point's market area; the Company’s ability to develop and maintain secure and reliable electronic systems; any interruption or breach of security in the Company’s information systems or those of the Company’s third party vendors or their service providers; reliance on third parties for key services; cyber threats, attacks, or events; the impact of changes in the political landscape and related policy changes, including monetary, regulatory, and trade policies; the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, financial crises, political crises, war, and other geopolitical conflicts, such as the war between Russia and Ukraine or in the Middle East, or public health events, and of governmental and societal responses thereto, on, among other things, the Company’s operations, liquidity, and credit quality; the use of inaccurate assumptions in management's modeling systems; technological risks and developments; the commercial and residential real estate markets; the demand in the secondary residential mortgage loan markets; expansion of the Company’s product offerings; effectiveness of expense control initiatives; changes in management; changes in accounting principles, standards, policies guidelines, and interpretations and elections made by the Company thereunder, and the related impact on the Company’s financial statements; and other factors detailed in Old Point's publicly filed documents, including  in Part I, Item 1A. “Risk Factors,” and “Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in its Annual Report on Form 10-K for the year ended December 31, 2023, which have been filed with the U.S. Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein. Forward-looking statements are not statements of historical fact. Readers are cautioned not to place undue reliance on such statements, which speak only as of date they are made.

The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time or on behalf of the Company, whether as a result of new information, future events or otherwise, except as otherwise required by law. In addition, past results of operations are not necessarily indicative of future results.

Information about Old Point Financial Corporation
Old Point Financial Corporation (Nasdaq: OPOF) is the parent company of Old Point National Bank and Old Point Wealth Management, which serve the Hampton Roads and Richmond regions of Virginia. Old Point National Bank is a locally owned and managed community bank which offers a wide range of financial services from checking, insurance, and mortgage products to comprehensive commercial lending and banking products and services. Old Point Wealth Management is the largest wealth management services provider headquartered in Hampton Roads, Virginia, offering local asset management by experienced professionals. Additional information about the company is available at oldpoint.com.

For more information, contact Laura Wright, Vice President/Marketing Director, at lwright@oldpoint.com or (757) 728-1743.

Old Point Financial Corporation and Subsidiaries
Consolidated Balance Sheets	September 30,	December 31,
(dollars in thousands, except per share amounts)	2024	2023
	(unaudited)
Assets

Cash and due from banks	$20,582	$16,778
Interest-bearing due from banks	155,708	63,539
Federal funds sold	565	489
Cash and cash equivalents	176,855	80,806
Securities available-for-sale, at fair value	193,840	202,231
Restricted securities, at cost	3,845	5,176
Loans held for sale	-	470
Loans, net	1,014,012	1,068,046
Premises and equipment, net	30,411	29,913
Premises and equipment, held for sale	344	344
Bank-owned life insurance	35,909	35,088
Goodwill	1,650	1,650
Core deposit intangible, net	154	187
Repossessed assets	1,701	215
Other assets	19,288	22,256
Total assets	$1,478,009	$1,446,382

Liabilities & Stockholders' Equity

Deposits:
Noninterest-bearing deposits	$353,118	$331,992
Savings deposits	665,848	655,694
Time deposits	263,820	242,711
Total deposits	1,282,786	1,230,397
Overnight repurchase agreements	1,777	2,383
Federal Home Loan Bank advances	40,000	69,450
Subordinated notes, net	29,766	29,668
Accrued expenses and other liabilities	8,223	7,706
Total liabilities	1,362,552	1,339,604

Stockholders' equity:
Common stock, $5 par value, 10,000,000 shares authorized; 5,077,695 and 5,040,095 shares outstanding (includes 66,464 and 53,660 of nonvested restricted stock, respectively)	25,056	24,932
Additional paid-in capital	17,402	17,099
Retained earnings	86,323	82,277
Accumulated other comprehensive loss, net	(13,324)	(17,530)
Total stockholders' equity	115,457	106,778
Total liabilities and stockholders' equity	$1,478,009	$1,446,382

Old Point Financial Corporation and Subsidiaries
Consolidated Statements of Income (unaudited)	Three Months Ended			Nine Months Ended
(dollars in thousands, except per share amounts)	Sep. 30, 2024	Jun. 30, 2024	Sep. 30, 2023	Sep. 30, 2024	Sep. 30, 2023

Interest and Dividend Income:
Loans, including fees	$14,733	$15,042	$14,311	$44,319	$41,537
Due from banks	1,842	1,087	838	3,728	995
Federal funds sold	11	12	9	32	24
Securities:
Taxable	1,732	1,761	1,788	5,291	5,324
Tax-exempt	138	139	159	416	580
Dividends and interest on all other securities	64	77	84	235	229
Total interest and dividend income	18,520	18,118	17,189	54,021	48,689

Interest Expense:
Checking and savings deposits	2,940	2,699	2,060	8,236	4,483
Time deposits	2,554	2,337	2,456	7,063	4,412
Federal funds purchased, securities sold under agreements to repurchase and other borrowings	-	1	-	2	39
Federal Home Loan Bank advances	420	670	952	1,868	2,532
Long term borrowings	296	295	295	886	885
Total interest expense	6,210	6,002	5,763	18,055	12,351
Net interest income	12,310	12,116	11,426	35,966	36,338
Provision for credit losses	282	261	505	623	1,242
Net interest income after provision for credit losses	12,028	11,855	10,921	35,343	35,096

Noninterest Income:
Fiduciary and asset management fees	1,126	1,129	1,012	3,447	3,282
Service charges on deposit accounts	858	837	751	2,453	2,297
Other service charges, commissions and fees	1,070	1,150	1,119	3,103	3,255
Bank-owned life insurance income	285	270	263	820	776
Mortgage banking income (loss)	(2)	2	144	16	351
Gain (loss) on sale of available-for-sale securities, net	-	-	30	-	(134)
Loss on sale of repossessed assets	(25)	(58)	-	(61)	(69)
Gain on sale of fixed assets	-	-	-	-	200
Other operating income	160	141	163	387	422
Total noninterest income	3,472	3,471	3,482	10,165	10,380

Noninterest Expense:
Salaries and employee benefits	7,382	7,195	7,830	22,408	23,236
Occupancy and equipment	1,242	1,373	1,241	3,788	3,691
Data processing	1,304	1,393	1,300	4,012	3,743
Customer development	113	176	159	344	373
Professional services	966	680	636	2,231	2,065
Employee professional development	191	167	257	569	780
Other taxes	268	276	251	805	698
Other operating expenses	928	1,064	1,207	3,264	3,610
Total noninterest expense	12,394	12,324	12,881	37,421	38,196
Income before income taxes	3,106	3,002	1,522	8,087	7,280
Income tax expense	724	473	160	1,459	1,033
Net income	$2,382	$2,529	$1,362	$6,628	$6,247

Basic Earnings per Common Share:
Weighted average shares outstanding	5,076,957	5,064,363	5,037,558	5,060,440	5,020,269
Net income per share of common stock	$0.47	$0.50	$0.27	$1.31	$1.24

Diluted Earnings per Common Share:
Weighted average shares outstanding	5,076,957	5,064,503	5,037,662	5,060,505	5,020,447
Net income per share of common stock	$0.47	$0.50	$0.27	$1.31	$1.24

Cash Dividends Declared per Share:	$0.14	$0.14	$0.14	$0.42	$0.42

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the quarters ended
(unaudited)	September 30, 2024			June 30, 2024			September 30, 2023
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,037,230	$14,733	5.64%	$1,061,884	$15,042	5.68%	$1,086,180	$14,311	5.23%
Investment securities:
Taxable	168,494	1,732	4.08%	169,675	1,761	4.16%	176,445	1,788	4.02%
Tax-exempt*	25,958	175	2.67%	26,036	176	2.71%	30,128	201	2.64%
Total investment securities	194,452	1,907	3.89%	195,711	1,937	3.97%	206,573	1,989	3.82%
Interest-bearing due from banks	135,443	1,842	5.40%	79,752	1,087	5.47%	61,446	839	5.41%
Federal funds sold	876	11	4.98%	894	12	5.38%	714	9	5.16%
Other investments	3,843	64	6.61%	4,506	77	6.85%	4,808	83	6.84%
Total earning assets	1,371,844	$18,557	5.37%	1,342,747	$18,155	5.42%	1,359,721	17,231	5.03%
Allowance for credit losses	(11,809)			(11,905)			(11,912)
Other non-earning assets	105,195			107,487			105,130
Total assets	$1,465,230			$1,438,329			$1,452,939

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$109,789	$3	0.01%	$94,868	$3	0.01%	$91,139	$4	0.01%
Money market deposit accounts	451,343	2,931	2.58%	446,359	2,689	2.42%	430,236	2,048	1.89%
Savings accounts	81,550	6	0.03%	85,098	7	0.03%	98,758	8	0.03%
Time deposits	261,056	2,554	3.88%	247,472	2,337	3.79%	263,167	2,456	3.70%
Total time and savings deposits	903,738	5,494	2.41%	873,797	5,036	2.31%	883,300	4,516	2.03%
Federal funds purchased, repurchase agreements and other borrowings	2,074	0	0.00%	2,006	1	0.20%	1,972	0	0.05%
Federal Home Loan Bank advances	39,960	420	4.17%	54,006	670	4.98%	69,450	952	5.36%
Long term borrowings	29,745	296	3.95%	29,712	295	3.98%	29,619	295	3.90%
Total interest-bearing liabilities	975,517	6,210	2.53%	959,521	6,002	2.51%	984,341	5,763	2.32%
Demand deposits	369,266			362,884			356,752
Other liabilities	7,791			8,380			8,996
Stockholders' equity	112,656			107,544			102,850
Total liabilities and stockholders' equity	$1,465,230			$1,438,329			$1,452,939
Net interest margin*		$12,347	3.57%		$12,153	3.63%		$11,468	3.35%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $37 thousand, $37 thousand, and $42 thousand for the quarters ended September 30, 2024, June 30, 2024, and September 30, 2023, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries
Average Balance Sheets, Net Interest Income And Rates

	For the nine months ended September 30,
(unaudited)	2024			2023
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate**	Balance	Expense	Rate**
ASSETS
Loans*	$1,058,591	$44,319	5.58%	$1,077,038	$41,539	5.16%
Investment securities:
Taxable	171,127	5,291	4.12%	181,969	5,324	3.91%
Tax-exempt*	26,036	526	2.69%	35,365	734	2.77%
Total investment securities	197,163	5,817	3.93%	217,334	6,058	3.73%
Interest-bearing due from banks	91,201	3,728	5.45%	25,385	995	5.24%
Federal funds sold	826	32	5.16%	670	24	4.79%
Other investments	4,514	235	6.94%	4,420	229	6.91%
Total earning assets	1,352,295	$54,131	5.33%	1,324,847	$48,845	4.93%
Allowance for credit losses	(12,034)			(11,663)
Other nonearning assets	105,955			105,462
Total assets	$1,446,216			$1,418,646

LIABILITIES AND STOCKHOLDERS' EQUITY
Time and savings deposits:
Interest-bearing transaction accounts	$99,734	$10	0.01%	$80,672	$9	0.02%
Money market deposit accounts	449,972	8,207	2.43%	432,224	4,450	1.38%
Savings accounts	85,214	19	0.03%	106,537	24	0.03%
Time deposits	248,912	7,063	3.78%	204,647	4,412	2.88%
Total time and savings deposits	883,832	15,299	2.31%	824,080	8,895	1.44%
Federal funds purchased, repurchase agreements and other borrowings	2,188	2	0.12%	4,941	39	1.07%
Federal Home Loan Bank advances	54,507	1,868	4.57%	66,505	2,532	5.09%
Long term borrowings	29,713	886	3.97%	29,585	885	4.00%
Total interest-bearing liabilities	970,240	18,055	2.48%	925,111	12,351	1.79%
Demand deposits	358,788			382,908
Other liabilities	8,125			8,492
Stockholders' equity	109,063			102,135
Total liabilities and stockholders' equity	$1,446,216			$1,418,646
Net interest margin*		$36,076	3.55%		$36,494	3.68%

*Computed on a fully tax-equivalent basis (non-GAAP) using a 21% rate, adjusting interest income by $110 thousand and $156 thousand for the nine months ended September 30, 2024 and 2023, respectively.
**Annualized

Old Point Financial Corporation and Subsidiaries	As of or for the quarters ended,			For the nine months ended,
Selected Ratios (unaudited)	September 30,	June 30,	September 30,	September 30,	September 30,
(dollars in thousands, except per share data)	2024	2024	2023	2024	2023

Earnings per common share, diluted	$0.47	$0.50	$0.27	$1.31	$1.24
Return on average assets (ROA)	0.64%	0.71%	0.37%	0.61%	0.59%
Return on average equity (ROE)	8.39%	9.43%	5.25%	8.10%	8.18%
Net Interest Margin (FTE) (non-GAAP)	3.57%	3.63%	3.35%	3.55%	3.68%
Efficiency ratio	78.53%	79.07%	86.40%	81.12%	81.76%
Efficiency ratio (FTE) (non-GAAP)	78.35%	78.88%	86.16%	80.93%	81.49%
Book value per share	$22.74	$21.66	$19.75
Tangible Book Value per share (non-GAAP)	22.38	21.31	19.39
Non-performing assets (NPAs) / total assets	0.18%	0.14%	0.19%
Annualized Net Charge-Offs / average total loans	0.18%	0.12%	0.09%
Allowance for credit losses on loans / total loans	1.14%	1.12%	1.09%

Non-Performing Assets (NPAs)
Nonaccrual loans	$85	$44	$1,918
Loans > 90 days past due, but still accruing interest	909	444	797
Repossessed assets	1,701	1,471	-
Total non-performing assets	$2,695	$1,959	$2,715

Other Selected Numbers
Loans, net	$1,014,012	$1,042,774	$1,070,834
Deposits	1,282,786	1,236,575	1,237,608
Stockholders' equity	115,457	109,996	99,526
Total assets	1,478,009	1,423,354	1,447,063
Loans charged off during the quarter, net of recoveries	470	311	237
Quarterly average loans	1,037,230	1,061,884	1,086,180
Quarterly average assets	1,465,230	1,438,329	1,452,939
Quarterly average earning assets	1,371,844	1,342,747	1,359,721
Quarterly average deposits	1,273,004	1,236,681	1,240,052
Quarterly average equity	112,656	107,544	102,850

Old Point Financial Corporation and Subsidiaries
Reconciliation of Certain Non-GAAP Financial Measures (unaudited)
(dollars in thousands, except per share data)	Three Months Ended			Nine Months Ended
	Sep. 30, 2024	Jun. 30, 2024	Sep. 30, 2023	Sep. 30, 2024	Sep. 30, 2023

Fully Taxable Equivalent Net Interest Income
Net interest income (GAAP)	$12,310	$12,116	$11,426	$35,966	$36,338
FTE adjustment	37	37	42	110	156
Net interest income (FTE) (non-GAAP)	$12,347	$12,153	$11,468	$36,076	$36,494
Noninterest income (GAAP)	3,472	3,471	3,482	10,165	10,380
Total revenue (FTE) (non-GAAP)	$15,819	$15,624	$14,950	$46,241	$46,874
Noninterest expense (GAAP)	12,394	12,324	12,881	37,421	38,196

Average earning assets	$1,371,844	$1,342,747	$1,359,721	$1,352,295	$1,324,847
Net interest margin	3.56%	3.62%	3.33%	3.54%	3.67%
Net interest margin (FTE) (non-GAAP)	3.57%	3.63%	3.35%	3.55%	3.68%

Efficiency ratio	78.53%	79.07%	86.40%	81.12%	81.76%
Efficiency ratio (FTE) (non-GAAP)	78.35%	78.88%	86.16%	80.93%	81.49%

Tangible Book Value Per Share
Total Stockholders Equity (GAAP)	$115,457	$109,996	$99,526
Less goodwill	1,650	1,650	1,650
Less core deposit intangible, net	154	165	198
Tangible Stockholders Equity (non-GAAP)	$113,653	$108,181	$97,678

Shares issued and outstanding	5,077,695	5,077,525	5,038,066

Book value per share	$22.74	$21.66	$19.75
Tangible book value per share (non-GAAP)	$22.38	$21.31	$19.39